 Exhibit 10.1

Note: Certain information in this exhibit has been omitted because it is not material and its disclosure would likely cause competitive harm.

EMPLOYMENT AGREEMENT

IS AGREEMENT is entered into as of 8/20/2019, by and between SolarEdge Technologies Ltd. (the “Company”) having an address at 1 HaMada Street, Herzliya, Israel and
Uri Bechor  Israeli ID No. [Redacted] of [Redacted] (the “Employee”).

WHEREAS:
The Company desires to employ the Employee in the position Chief Operating Officer (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Personal Employment Agreement

This Agreement sets forth the entire relationship between the Company and the Employee, includes all of the Employee’s terms of employment by the Company and is the sole expression of the Employee’s terms of employment by the Company. The terms set forth in this Agreement shall be binding on the parties. Any other agreement and/or collective arrangement, whether individual or general, and/or any other practice or custom of any kind and/or any other agreement shall not apply to the employment relationship between the parties, even if applicable to any of the Company’s other employees that were or will be employed by the Company in the future, unless otherwise agreed by the parties in writing.

2.	Employment

(a)          The Employee shall be employed by the Company in the Position commencing as of September 1, 2019 (the “Commencement Date”) in accordance with the terms and conditions of this Agreement as summarized in Exhibit A herein. The Employee shall be under the direct supervision of and comply with the directives of the Chief Executive Officer of the Company and/or any such individual designated by the Company at its sole discretion (the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity. The Employee’s duties and responsibilities hereunder may also include other services performed for subsidiaries and affiliates of the Company.

(b)          During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board of Directors. The Employee shall at all times act in a manner suitable of his position and status in the Company.

(c)          The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

(d)          The Employee agrees to devote total attention and full time (during working hours) to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement the Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the Company. The Company acknowledges that Employee is a shareholder and board member of Neolync Holdings Ltd.

(e)          The Employee shall work no less than 42 hours per week. The Employee shall work no less than 8.6 hours per day Sunday through Wednesday and no less than 7.6 hours per day on Thursdays.  The Employee will also work outside of regular working hours and outside of regular working days, as may be required by the Company from time to time. Since the Employee is employed in position of trust, the nature of the work precludes supervision of the Employee’s work hours, and in light of the Company’s anticipation that the Employee will be working overtime hours, the Employee will be entitled to the Overtime Payment, as defined below, for up sixty four (64) global work hours per month. The Employee’s day of rest shall be Saturday.

(f)          The Employee agrees to receive his monthly salary slip electronically and through his Company’s mailbox.

(g)          For the avoidance of doubt, the Employee shall not be entitled to work additional hours beyond those set forth in sub-section (e) above without obtaining the prior written approval from the Employee’s managers. It is clarified that any additional work hour (or a part thereof) that the Employee works without obtaining his managers’ approval as aforesaid shall not be deemed a work hour for any purpose

(h)          The Employee hereby represents and undertakes to the Company all of the following:

(i)          All information supplied on the Employee’s employment application or resume is true and complete.

(ii)         There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(iii)       To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(iv)         In carrying out the Employee’s duties under this agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do.

(v)         The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to your employment, or for Company’s legitimate business purposes, such as management teams and human resource personnel.

3.	Employee’s Obligations Regarding the Use of the Company’s Resources

Without derogating from the Employee’s obligations under the Company’s Code of Conduct:

(a)          The Employee undertakes to use the resources that the Company has and will put at his disposal exclusively for the purpose of performing his duties and carrying out his responsibilities within the scope of his Position. Without derogating from the generality of the foregoing sentence, the access given to the Employee to the Company’s electronic mail system, as well as its intranet systems, is solely for business purposes. Thus, the Employee shall not use the Company's e-mail system for personal purposes and shall not store any private material on Company's computer/laptop.

(b)          Without derogating from the generality of the above, the Employee undertakes not to use the property of the Company and the resources it has or will put at his disposal, including email and Internet access, for illegitimate purposes or uses that may adversely affect the Company and/or any third parties and/or in breach of any intellectual property or other laws and/or that may expose the Company to a lawsuit by third parties.

(c)          The Employee declares and confirms that he knows and agrees that (i) the Company may from time to time inspect the use he has made of the resources it has or will put at his disposal, including email and Internet access, including, without limitation, by way of monitoring, reading email messages and inspecting the Internet addresses and sites accessed by the Employee, subject to applicable law, (ii) the Company shall have the right to allow other employees and other third parties to use/access the Company's computer/laptop used by the Employee, (iii) the Company shall have the right to conduct inspections on any and all of the Company's computers, including inspections of electronic mail transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for Company's purposes, and  (iv) in light of Employee's undertaking that the sole use of Company's computers/laptops and e-mail shall be for business purposes, Employee  has no right to privacy in any and all computer and e-mail material.

(d)          The Employee hereby expressly consents that, if, following provision of an invitation to termination hearing to the Employee, the Employee’s submission of a letter of resignation, and/or during notice period, the Company suspects that the Employee’s access to the Company's resources may cause damages to the Company, the Company may terminate the Employee’s access to the Company’s systems without providing the Employee with any prior notice and without being required to obtain your further consent of the Employee.

4.	Salary

(a)          The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of 88,900 NIS per month (the “Base Salary”).  Because the Employee may be required to work outside of regular working hours and outside of regular working days as stated above in Section 2(e), the Company agrees to pay to the Employee during the term of this Agreement a gross payment of 38,100  NIS per month (the “Overtime Payment”) on account of all such hours.  The Base Salary and the Overtime Payment together shall constitute the “Salary” for purposes of this Agreement.  The Salary shall be payable monthly in arrears.

(b)          In addition, so long as the Employee does not lease a motor vehicle from the Company, the Employee shall be entitled to an additional NIS 700 per month to cover Employee's transportation costs. For avoidance of doubt the transportation cost shall not be considered as part of the Employee’s Salary for purpose of calculation of social benefits.

(c)          The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Company of any change which may affect Employee’s tax liability.

(d)          Annual Bonus. The Employee shall be eligible to receive an annual target based bonus of eight monthly salaries per year, to be evaluated and paid, if eligible, annually based on achieving business targets and strategic objectives as will be defined by the Company. To earn any portion of the said bonus, Employee must be continuously and actively employed by the Company through the end of the applicable calendar year. The performance objectives for such plan will determined by the Company’s CEO within ninety (90) days of the Effective Date and, for each year thereafter, no later than 30 days before the beginning of the year. The Company shall have sole discretion to determine whether the targets have been achieved and the amount, if any, of any bonus to be paid.

The Bonus shall not be deemed part of the Salary, and shall not entitle the Employee to any rights or Employee Benefits (as defined below) in connection with such bonus.

(e)          Sign On Bonus. In order to incentivize the Employee to sign this Agreement, the Company shall pay the Employee a sign on bonus of 1,000,000 NIS, payable with his first Salary.

5.	Employee Benefits

(a)          The Employee shall be entitled to the following benefits provided however that the benefits in sub-sections (i) and (v) shall commence following three (3) months of employment.

(i)          Pension Plan.  The Company will allocate to a managers' insurance policy or a pension fund (individually and collectively in this clause referred to as the “Policy”), or a combination of both (whereby each will apply partially), the following:

1.	In the event the Employee selects a pension fund:

•	An amount equal to 8.33% of the Salary, which shall be allocated to a fund for severance pay.

•
The Company shall pay into the pension fund an additional amount equal to 6.5% of the Salary which shall be allocated to a provident fund including disability insurance (so long as such insurance can reasonably be obtained) and life/survivors insurance.

•	In addition, the Company will deduct from the Salary an amount equal to 6% of the Salary, which shall constitute Employee's contribution to the provident fund.

2.	In case the Employee will choose a managers' insurance policy:

•	An amount equal to 8.33% of the Salary, which shall be allocated to a fund for severance pay.

•
The Company shall pay into the manager’s insurance policy an amount equal to 6.5% of the Salary for the employer's share of the payment for benefits (Tagmulim) under the manager’s insurance policy. Such contribution includes contribution to a disability insurance policy on the Employee's behalf which would insure 75% of the Salary. To the extent necessary, such amount shall be increased to a total maximum of 7.5% of the Salary if such increase is required for purchasing an insurance premium insuring 75% of the Salary. At any rate, the portion of the Company’s contributions towards pension will not be less than 5%

•
In addition, the Company shall deduct 6% from the Salary on behalf of the Employee and shall transfer such amount to the managers insurance policy as the Employee’s share of the payment for benefits (Tagmulim) under the manager’s insurance policy.

It is hereby clarified, that the payments by the Company, pursuant to the allocations set forth above, are intended to comply with applicable law, including the obligation to allocate funds for disability and survivors insurance. The Company advises the Employee to receive professional advice on the election of a pension plan. In case the Employee elects to be insured under a plan which does not include disability and survivors insurance component, the Employee hereby releases and discharges the Company from any responsibility or liability arising of such said election.

If the Employee does not notify the Company of his or her choice of a pension fund or managers insurance policy within 90 days from the Commencement Date, the Company shall make such choice for the Employee based on its own tender and criterion, and the Employee shall not have any claims thereto.

The Employee and the Company agree and acknowledge that the Company's severance contribution to the policy in accordance with above, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the "Exempt Salary"), pursuant to Section 14 of the Severance Pay Law 5723-1963 (the "Severance Pay Law"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C The Company hereby forfeits any right it may have in the reimbursement of sums paid by the Company into the Policy or Pension Plan, except: (i) in the event that Employee withdraws such sums from the Policy or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law. Nothing in this Agreement shall derogate from the Employee's rights to severance payment in accordance with the Severance Pay Law or agreement or expansion order in connection with remuneration other than the Salary

(ii)        Sick Leave.  The Employee will be entitled to sick leave as provided by law. However, on ex gratia basis, the Employee will be entitled to full payment of Salary from the first day of sickness, unless the Company resolves otherwise, in its sole discretion. Any payment from the disability insurance will be on account of sick leave payment. In any event of leave due to illness, the Employee shall inform the Company as soon as possible of the illness and the estimated time of his absence, and upon his return he shall produce a medical certificate in respect of the entire period of the leave. The right to sick leave shall not be redeemable, whether during or upon or following the end of the Employee’s employment.

(iii)         Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance, according to the applicable directive.

(iv)         Vacation.  The Employee shall be entitled to an annual vacation of 25 working days at full pay (based upon a full time position).  A “working day” shall mean Sunday to Thursday inclusive, and Saturday shall be the weekly day of rest of the Employee. The dates of vacation will be coordinated between the Employee and the Company. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law. Subject to applicable law, the Employee may accrue up to two times the number of days available to the Employee. Any vacation days not so accumulated will be forfeited.

(v)         Educational Fund (Keren Hishtalmut).  The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Salary up to the limit recognized for tax purposes and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month's payment up to the limit recognized for tax purposes.

(vi)         Equity Compensation. Subject to the approval by the Company’s Compensation Committee of the Board of Directors, Employee shall be granted a restricted stock unit (“RSUs”) award with respect to a number of RSU shares of common stock of the Company equal to $850,000 on the close of the Company stock on the date of the grant, all pursuant to and upon the terms set forth in the Company’s 2015 Global Incentive Plan and form agreement. So long as Employee is employed by the Company, the award shall vest over four years, with respect to 25% of the underlying RSUs on the one-year anniversary of the vesting start date and with respect to the balance, in twelve equal quarterly installments thereafter. The vesting of any such equity shall begin on the last day of the quarter following the Commencement Date of the Employment Agreement.

In the event that any termination of employment pursuant to this Section 5 occurs within twelve months following a Change of Control (as defined below) and is either: (i) by SolarEdge or the Company without Cause or (ii) by Employee for Justifiable Reason (as defined below), Employee will be entitled to receive full acceleration of any unvested equity awards (including shares, restricted stock, restricted stock units and/or stock options, as applicable), held at the time of such termination. For purposes of this Section 5, “Change of Control” shall mean the occurrence of any of the following: (i) a merger or consolidation of SolarEdge or the Company, in which the stockholders of SolarEdge or the Company (as applicable) do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a mere reincoproation merger); or (ii) the sale, transfer or other  dismissal of SolarEdge’s or the Company’s assets in liquidation or dissolution of SolarEdge or the Company or otherwise; or (iii) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of SolarEdge or the Company (excluding a transaction effected primarily for capital raising purposes). Also for purposes of this Section 5, “Justifiable Reason” shall mean any of the following: (a) any material change in any of the Salary and/or benefits set forth in this Agreement which was not approved by the Employee other than a decrease in Salary to all of the Company’s and/or SolarEdge’s management; (b) demand that the Employee will relocate; or (c) any material demotion in title, position, management duties, or responsibilities.

(vii)       Employee Stock Purchase Plan. So long as the Company has in place an Employee Stock Purchase Plan (ESPP) and beginning three months following the Commencement Date, Employee shall be entitled to participate in such plan with respect to the offering periods beginning thereafter. Participation in the Plan shall be voluntary and as per the conditions which may be set from time to time.

(viii)      Food Allowance. The Employee will receive food allowance (10bis or other programs), in accordance with the Company’s policy, which may be changed by the Company at is sole and absolute discretion from time to time. The Employee shall be responsible for any taxes associated with this benefit.

(b)          Unless specified to the contrary herein, all payments and contributions of the Company under this Agreement shall be limited to the highest deductible amount recognized by the tax authorities.

(c)          During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Company.

6.	Expenses

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder provided that written receipts are produced for the same and approved by the Company.

7.	Term and Termination

(a)          The term of employment under this Agreement will begin as of the Commencement Date and will continue unless either party gives the other prior written notice of termination of this Agreement, in which case this Agreement shall terminate effective as of the later of (a) 180 days after the day of notice or the (b) the date as the effective date of termination of employment specified in such notice after the giving of such notice.

(b)            In addition, the Company shall have the right to terminate this Agreement at any time by written notice in the event of Cause (as defined below). In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “Cause” shall mean (a) Employee’s conviction of a crime of moral turpitude, (b) a material breach of the Employee’s fiduciary duties towards the Company or its parent company, including theft, embezzlement, or self-dealing, (b) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company or its parent company; (c) a material breach of this Agreement by the Employee which is not cured (if curable) within seven (7) days after receipt of written notice thereof; or (d) any other circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law.

(c)          In the event that the Company terminates the Employee’s employment at its discretion after providing advance written notice to the Employee under sub-section (a) above, then during such period, the Employee shall be entitled to compensation pursuant to Sections 4 and 5 hereof (or their cash equivalent).

(d)          In any event of the termination of this Agreement, the Employee shall immediately return all Company property, equipment, materials and documents and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.  At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company.  Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company.

(e)          Notwithstanding anything contained herein to the contrary notwithstanding, the Company at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth in subsection (a) above and pay the Employee in lieu of advance notice or the remainder thereof in accordance with applicable law.

8.	Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Exhibit B to this Agreement, which provisions will survive termination of this Agreement for any reason. For avoidance of doubt, five percent (5%) of the Employee's Salary is special compensation in exchange for the non-competition undertaking specified under Exhibit A (“Special Compensation”).

9.	Successors and Assigns

(a)          This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b)          Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

10.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other.  All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as set forth in the preamble to this Agreement.

11.	Prevention of Sexual Harassment

The Company sees violations of the Law for Prevention of Sexual Harassment (the “Law”) in a severe light. The Employee acknowledges being informed of the Company's policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Law in the Company.

12.	Code of Conduct

The Employee has executed and agrees to be bound by the provisions governing the Company’s Code of Conduct contained in Exhibit D to this Agreement.

13.	Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement. This Agreement shall not be modified or otherwise affected by unwritten "customs" under Israeli employment law, or other terms effective for other employees of the Company.

14.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

15.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

16.	Entire Agreement

(a)          This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b)          This Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002.

Employee acknowledges that he/she (1) has read and fully understood all the provisions of this Agreement and its Exhibits; (2) was given the opportunity to consult with third parties, including his attorneys, (3) the signing of this agreement was made at Employee's own free will.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF:

SolarEdge Technologies Ltd. By: /s/ Nadav Zafrir Name: Nadav Zafrir Title: Co-Chairman Dated: August 20, 2019	/s/ Uri Bechor Dated: August 20, 2019

EXHIBIT A

SUMMARY OF TERMS OF THE EMPLOYMENT AGREEMENT

Name of Employee:
ID No. of Employee:
Address of Employee:
Position:
Supervisor:
Commencement Date:
Base Salary:
Overtime Compensation:
Annual Vacation Days:
Notice Period:
Transportation Costs:
Education Fund:
RSU:
10bis

EXHIBIT B

SOLAREDGE TECHNOLOGIES LTD.
EMPLOYEE PROPRIETARY
INFORMATION AND NON-COMPETITION AGREEMENT

[Omitted]

EXHIBIT C

GENERAL APPROVAL OF THE MINISTER OF LABOR AND WELFARE

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)          Employer Payments –

(A)
for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less that one of the following:

(1)
13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)
11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)
the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)
an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)
This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

Employee: /s/ Uri Bechor

EXHIBIT D

SOLAREDGE TECHNOLOGIES, INC.

EMPLOYEE CODE OF CONDUCT

[Omitted]